EXHIBIT 1

FORM OF DISTRIBUTION AGREEMENT

March     , 2007

J.P. Morgan Securities Inc.

277 Park Avenue

New York, New York 10172

Attention: Sudheer Tegulapalle

Ladies and Gentlemen:

Health Net, Inc., a Delaware corporation (the “Company”), has delivered or will deliver to an affiliate of JPMorgan Chase Bank, National Association, London Branch (“JPMCB”), shares of common stock, $0.001 par value per share (the “Common Stock”), of the Company, together with rights to purchase Series A Junior Participating Preferred Stock of the Company (the “Rights”), in settlement of the Company’s obligations under that certain letter agreement, dated December 13, 2006, between the Company and J.P. Morgan Securities Inc. (“you” or “JPMS”), as agent for JPMCB and its affiliates, evidencing an accelerated share buyback transaction (the “Confirmation”). Such shares will be reoffered and sold from time to time by JPMS in the manner and subject to the terms and conditions of this agreement (the “Agreement”). Such shares, together with the Rights, are hereinafter collectively referred to as the “Shares.” The Shares are described in the Prospectus referred to below.

The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (No. 333-                    ) (the “registration statement”) for the registration of at least the maximum number of Shares in order to settle the Company’s obligations under the Confirmation, under the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Act”); the registration statement sets forth the terms of the offering, sale and plan of distribution of the Shares and contains additional information concerning the Company and its business. Except where the context otherwise requires, “Registration Statement,” as used herein, means the registration statement, as amended at the time of such registration statement’s effectiveness for purposes of Section 11 of the Act, as such section applies to JPMS, including (1) all documents filed as a part thereof or incorporated or deemed to be incorporated by reference therein, (2) any information contained or incorporated by reference in a prospectus filed with the Commission pursuant to Rule 424(b) under the Act, to the extent such information is deemed, pursuant to Rule 430B or Rule 430C under the Act, to be part of the registration statement at the effective time, and (3) any registration statement filed to register the offer and sale of Shares pursuant to Rule 462 under the Act. Except where the context otherwise requires, “Basic Prospectus,” as used herein, means the prospectus filed as part of each Registration Statement, together with any amendments or supplements thereto as of the date of the Agreement. Except where the context otherwise requires, “Prospectus Supplement,” as used herein, means the final prospectus supplement, relating to the Shares, filed by the Company with the Commission pursuant to Rule

424(b) under the Act on or before the second business day after the date hereof (or such earlier time as may be required under the Act), in the form furnished by the Company to JPMS in connection with the offering of the Shares. Except where the context otherwise requires, “Prospectus,” as used herein, means the Prospectus Supplement together with the Basic Prospectus attached to or used with the Prospectus Supplement. “Permitted Free Writing Prospectuses,” as used herein, means the documents (if any) listed on Exhibit C attached hereto. Any reference herein to the registration statement, the Registration Statement, any Basic Prospectus, the Prospectus Supplement, the Prospectus or any Permitted Free Writing Prospectus shall be deemed to refer to and include the documents, if any, incorporated by reference, or deemed to be incorporated by reference, therein (the “Incorporated Documents”), including, unless the context otherwise requires, the documents, if any, filed as exhibits to such Incorporated Documents. Any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, any Basic Prospectus, the Prospectus Supplement, the Prospectus or any Permitted Free Writing Prospectus shall be deemed to refer to and include the filing of any document under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”) on or after the initial effective date of the Registration Statement, or the date of such Basic Prospectus, the Prospectus Supplement, the Prospectus or such Permitted Free Writing Prospectus, as the case may be, and deemed to be incorporated therein by reference.

The Company and JPMS agree as follows:

1. Offer and Sale.

(a)	Upon the basis of the representations and warranties and subject to the terms and conditions set forth herein and provided the Company from time to time provides JPMS with any due diligence materials and information reasonably requested by JPMS necessary for JPMS to satisfy its due diligence obligations, on any Exchange Business Day (as defined below) selected by JPMS, JPMS may, as agent for the affiliate of JPMCB holding the Shares, offer and sell Shares in accordance with Section 2 hereof. For purposes hereof, (i) an “Exchange Business Day” means any day during the term of this Agreement that is a trading day for the Exchange other than a day on which trading on the Exchange is scheduled to close prior to its regular weekday closing time, and (ii) “Exchange” means the New York Stock Exchange, Inc.

(b)	The Company acknowledges that JPMS is acting as sales agent for the affiliate of JPMCB holding the Shares and that the Company will not receive any of the proceeds of such sales. JPMS will use commercially reasonable efforts to sell such Shares in accordance with the terms and conditions hereof. The Company shall be obligated to facilitate the prompt settlement of any sale of Shares made hereunder.

(c)	The Company acknowledges that JPMS intends to sell the Shares from to time in a manner constituting an “at-the-market offering” as defined in Rule 415 promulgated under the Act. If JPMS elects to sell Shares in any other manner, it will promptly advise the Company of that decision. Notwithstanding the foregoing, JPMS shall have the right, in its sole discretion, to reject any offer to purchase Shares, as a whole or in part, by persons solicited by JPMS and any such rejection shall not be deemed a breach of JPMS’s agreement herein. The Company shall not have any right to direct JPMS to accept or reject any proposed offer to purchase Shares.

(d)	JPMS hereby covenants and agrees not to make any sales of the Shares pursuant to this Agreement, other than (A) by means of ordinary brokers’ transactions between members of the Exchange that qualify for delivery of a Prospectus to the Exchange in accordance with Rule 153 under the Act (such transactions are hereinafter referred to as “At-the-Market Offerings”) and (B) by such other means as contemplated by the Prospectus. The Company acknowledges and agrees that in the event a sale of the Shares hereunder would constitute the sale of a “block” under Rule 10b-18(a)(5) under the Exchange Act or a “distribution” within the meaning of Rule 100 of Regulation M under the Exchange Act or JPMS reasonably believes it may be deemed an “underwriter” under the Act in a transaction that is not an At-the-Market Offering, the Company will provide to JPMS, at JPMS’s request and upon reasonable advance notice to the Company, on or prior to any proposed Sale Date (as defined below), the opinions of counsel, accountants’ letters and officers’ certificates pursuant to Section 5 hereof that the Company would be required to provide to JPMS in connection with the amendment or supplementation of the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, each dated the relevant Settlement Date, and such other documents and information as JPMS shall reasonably request. For purposes hereof, “Closing Date” shall mean such Exchange Business Day as soon as practicable following the date hereof and as agreed to by the parties hereto, provided that the Closing Date shall be on or prior to the first Sale Date. For purposes hereof, “Settlement Date” shall mean the Closing Date and the delivery of the Shares (or any portion thereof sold by JPMS) by the Company at or about 10:00 a.m., New York time, on the third Exchange Business Day (or such other day as may, from time to time, become standard industry practice for settlement of such a securities issuance) following each Sale Date.

(e)	If the Company shall default on its obligation to facilitate the prompt delivery and settlement of any sale of Shares hereunder, the Company shall hold JPMS harmless against any loss, claim or damage arising from or as a result of such default by the Company.

2. At-the-Market Offerings.

(a)	By no later than 10:00 a.m., New York time, on any Exchange Business Day on which JPMS intends to conduct an At-the-Market Offering (a “Sale Date”), JPMS will advise the Company of such intention and request the Company promptly provide JPMS a written confirmation in the form of Exhibit A hereto (each, a “Transaction Notice”), confirming the items stated therein.

(b)	Unless it otherwise notifies the Company in writing, JPMS will not sell on any Sale Date a number of Shares exceeding 25% of the average daily trading volume in the Common Stock on the Exchange for the thirty (30) Exchange Business Days preceding that Sale Date.

(c)	JPMS will confirm in writing to the Company the number of Shares sold on any Exchange Business Day in an At-the-Market Offering as well as the total sales price, net of commissions, for such Shares (the “Net Sales Price”) by no later than the opening of trading on the immediately following Exchange Business Day.

(d)	If either party has reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied with respect to the Shares, it shall promptly notify the other party and sales of the Shares under this Agreement and any Transaction Notice shall be suspended until that or other exemptive provisions have been satisfied in the judgment of each party. JPMS shall calculate on a weekly basis the average daily trading volume (as defined by Rule 100 of Regulation M under the Exchange Act) of the Common Stock.

3. Representations and Warranties of the Company. The Company represents and warrants to JPMS, on and as of (i) the date hereof, (ii) each Sale Date and (iii) each date on which the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectuses is amended or supplemented or there is filed by the Company with the Commission any Incorporated Document (each such date listed in (i) through (iii), a “Representation Date”) that:

(a)	The Registration Statement complied when it became effective, complies as of the date hereof and, as amended or supplemented, at the time of purchase, each additional time of purchase, if any, and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares, will comply, in all material respects, with the requirements of the Act; the conditions to the use of Form S-3 in connection with the offering and sale of the Shares as contemplated hereby have been satisfied; the Registration Statement constitutes an “automatic shelf registration statement” (as defined in Rule 405 under the Act), and, as of the determination date applicable to the Registration Statement (and any amendment thereof) and the offering contemplated hereby, the Company is a “well-known seasoned issuer” as defined in Rule 405 under the Act; the Registration Statement meets, and the offering and sale of the Shares as contemplated hereby complies with, the requirements of Rule 415 under the Act (including, without limitation, Rule 415(a)(5)); the Registration Statement did not, as of the time of its effectiveness, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; each Basic Prospectus complied or will comply, at the time it was or will be filed with the Commission, complies as of the date hereof (if filed with the Commission on or prior to the date hereof) and, at the time of purchase, each additional time of purchase, if any, and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares, will comply, in all material respects, with the requirements of the Act; at no time during the period that begins on the earlier of the date of such Basic Prospectus and the date such Basic Prospectus was filed with the Commission and ends at the time of purchase did or will any Basic Prospectus, as then amended or supplemented, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and at no time during such period did or will any Basic Prospectus, as then amended or supplemented, together with any combination of one or more of the then issued Permitted Free Writing Prospectuses, if any, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; each of the Prospectus Supplement and the Prospectus will comply, as of the date that it is filed with the Commission, the date of the Prospectus Supplement, the time of purchase, each additional time of purchase, if any, and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares, in all material respects, with the requirements of the Act (in the case of the Prospectus, including, without limitation, Section 10(a) of the Act); at no time during the period that begins on the earlier of the date of the Prospectus Supplement and the date the Prospectus Supplement is filed with the Commission and ends at the later of the time of purchase, the latest additional time of purchase, if any, and the end of the period during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares did or will any Prospectus Supplement or the Prospectus, as then amended or supplemented, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; at no time during the period that begins on the date of such Permitted Free Writing Prospectus and ends at the time of purchase did or will any Permitted Free Writing Prospectus include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty with respect to any statement contained in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus in reliance upon and in conformity with information concerning JPMS and furnished in writing by or on behalf of JPMS expressly for use in the Registration Statement, such Basic Prospectus, the Prospectus or such Permitted Free Writing Prospectus.

(b)	Prior to the execution of this Agreement, the Company has not, directly or indirectly, offered or sold any Shares by means of any “prospectus” (within the meaning of the Act) or used any “prospectus” (within the meaning of the Act) in connection with the offer or sale of the Shares, in each case other than the Basic

Prospectuses and the Permitted Free Writing Prospectuses, if any; the Company has not, directly or indirectly, prepared, used or referred to any Permitted Free Writing Prospectus except in compliance with Rule 163 or with Rules 164 and 433 under the Act; assuming that such Permitted Free Writing Prospectus is so sent or given after the Registration Statement was filed with the Commission (and after such Permitted Free Writing Prospectus was, if required pursuant to Rule 433(d) under the Act, filed with the Commission), the sending or giving, by JPMS, of any Permitted Free Writing Prospectus will satisfy the provisions of Rule 164 or Rule 433 (without reliance on subsections (b), (c) and (d) of Rule 164); the conditions set forth in one or more of subclauses (i) through (iv), inclusive, of Rule 433(b)(1) under the Act are satisfied, and the registration statement relating to the offering of the Shares contemplated hereby, as initially filed with the Commission, includes a prospectus that, other than by reason of Rule 433 or Rule 431 under the Act, satisfies the requirements of Section 10 of the Act; neither the Company nor JPMS is disqualified, by reason of subsection (f) or (g) of Rule 164 under the Act, from using, in connection with the offer and sale of the Shares, “free writing prospectuses” (as defined in Rule 405 under the Act) pursuant to Rules 164 and 433 under the Act; the Company is not an “ineligible issuer” (as defined in Rule 405 under the Act) as of the eligibility determination date for purposes of Rules 164 and 433 under the Act with respect to the offering of the Shares contemplated by the Registration Statement.

(c)	In accordance with Rule 2710(b)(7)(C)(i) of the National Association of Securities Dealers, Inc. (the “NASD”), the Shares have been registered with the Commission on Form S-3 under the Act pursuant to the standards for such Form S-3 in effect prior to October 21, 1992.

(d)	The Incorporated Documents, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Act or the Exchange Act, as applicable, and none of such documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Act or the Exchange Act, as applicable, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e)	As of the date of this Agreement the Company has, and as of each Representation Date the Company will have, an authorized capitalization as set forth in the Registration Statement, the Basic Prospectus and the Prospectus (and any similar information, if any, contained in any Permitted Free Writing Prospectus); all of the issued and outstanding shares of capital stock of the Company (including the

Common Stock) and, to the Company’s knowledge, the Subsidiaries (as defined below), have been duly and validly authorized and issued and are fully paid and nonassessable, have been issued in compliance with all applicable laws (including, but not limited to, federal and state securities laws) and were not issued in violation of any preemptive right, resale right, right of first refusal or similar right.

(f)	Except as disclosed in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, the Company, and each of Health Net of California, Inc., a California corporation, Health Net Life Insurance Company, a California corporation, and Health Net Federal Services, LLC, a Delaware limited liability company (each a “Subsidiary” and, collectively, the “Subsidiaries”), has been duly incorporated or formed (as the case may be) and is validly existing as a corporation and is in good standing under the laws of its respective jurisdiction of incorporation with all requisite entity power and authority to own, lease and operate its respective properties and to conduct its respective business as conducted and as proposed to be conducted as described in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, except where the failure to so qualify, individually or in the aggregate, would not have, or reasonably be expected to have, a Material Adverse Effect.

(g)	Each of the Company and the Subsidiaries is duly qualified or registered to do business as a foreign entity in good standing in each jurisdiction in which it conducts its respective business as conducted, and as proposed to be conducted as described in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to so qualify, individually or in the aggregate, would not have, or reasonably be expected to have, a material adverse effect on the business, properties, financial condition or results of operation of the Company and the Subsidiaries, taken as a whole (a “Material Adverse Effect”).

(h)	The Company has no significant subsidiaries (as defined in Rule 1-02 of Regulation S-X under the Act) other than the Subsidiaries.

(i)	Complete and correct copies of the certificate of incorporation and of the bylaws of the Company and all amendments thereto have been delivered to JPMS or included in the Registration Statement.

(j)	Except as disclosed in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, all of the outstanding equity interests of each of the Subsidiaries are owned by the Company subject to no security interest, mortgage, pledge, lien, encumbrance, claim or other equity or adverse claim (collectively, “Encumbrance”).

(k)	Except as disclosed in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, the Company and each of the Subsidiaries are in compliance in all respects with all applicable laws, orders, rules, regulations, directives, decrees and judgments, except where the failure to so qualify, individually or in the aggregate, would not have, or reasonably be expected to have, a Material Adverse Effect.

(l)	Neither the Company nor any of the Subsidiaries is in breach of, or in default (nor has any event occurred which with notice, lapse of time, or both would result in any breach of, or constitute a default under), under (a) its respective certificate of incorporation, charter, formation documents or by-laws or (b) in the performance or observance of any obligation, agreement, covenant or condition contained in any license, indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any lease, contract or other agreement or instrument to which the Company or any of the Subsidiaries is a party or by which any of them or any of their properties is bound, except in the case of clause (b), for such breaches or defaults as would not have, or reasonably be expected to have, a Material Adverse Effect.

(m)	The execution, delivery and performance of this Agreement, the issuance and sale of the Shares and the consummation of the transactions contemplated hereby will not conflict with, or result in any breach of or constitute a default under (nor constitute any event which with notice, lapse of time, or both would result in any breach of, or constitute a default under) (i) any provision of the certificate of incorporation, charter, formation documents or by-laws of the Company or any of the Subsidiaries, or (ii) any provision of any license, indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any lease, contract or other material agreement or instrument to which the Company or any of the Subsidiaries is a party or by which any of them or their respective properties may be bound or affected, or (iii) any federal, state, local or foreign law, regulation or rule or any decree, judgment or order applicable to the Company or any of the Subsidiaries, except in the case of clauses (ii) and (iii) for such conflicts, breaches, or defaults, individually or in the aggregate, as would not have, or reasonably be expected to have, a Material Adverse Effect.

(n)	The Company has full legal right, power and authority to enter into and perform this Agreement and to consummate the transactions contemplated herein; this Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement of the Company enforceable in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

(o)	The Shares have been duly authorized and, when issued and delivered as provided in the Confirmation, will be validly issued and fully paid and nonassessable, free and clear of any Encumbrance (other than any Encumbrance that may be created by the purchaser of such Shares); the capital stock of the Company, including the

Shares, conforms in all material respects to the description thereof contained in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus and the Shares will conform in all material respects to the description thereof contained in any Permitted Free Writing Prospectus and the Prospectus as amended or supplemented; no person or entity has a right of participation or first refusal with respect to the sale of the Shares by the Company.

(p)	There are no contracts, agreements or understandings between the Company or its Subsidiaries and any person or entity granting such person or entity the right, contractual or otherwise, to cause the Company to issue to it, or register pursuant to the Act, any securities or shares of capital stock of the Company upon the issue and sale of the Shares to JPMS hereunder, or to require the Company to include such securities with the Shares registered pursuant to the Registration Statement, nor does any person have preemptive rights, co-sale rights, rights of first refusal or other rights to purchase any of the Shares other than those that have been expressly waived before the date hereof.

(q)	The form of certificates evidencing the Shares (to the extent such Shares are certificated) complies with all applicable legal requirements and, in all material respects, with all applicable requirements of the charter and bylaws of the Company.

(r)	No consent, approval, authorization or order of or filing with any federal, state or local governmental or regulatory commission, board, body, authority or agency is required in connection with (i) the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby or (ii) the sale and delivery of the Shares, other than (x) such as have been obtained, or will have been obtained on the relevant Settlement Date under the Act or the Exchange Act, (y) such approvals as have been obtained in connection with the approval of the listing of the Shares on the Exchange and (z) any necessary qualification under the securities or blue sky laws of the various jurisdictions in which the Shares are being offered by JPMS.

(s)	Deloitte & Touche LLP, who has certified certain consolidated financial statements of the Company and the Subsidiaries, is and was during the periods covered by its reports an independent registered public accounting firm with respect to the Company and its Subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Accounting Oversight Board (United States) and as required by the Act.

(t)	Each of the Company and the Subsidiaries has all necessary licenses, authorizations, consents and approvals and has made all necessary filings required under any federal, state, local or foreign law, regulation or rule, and has obtained all necessary authorizations, consents and approvals from other persons, in order to conduct its respective business as described in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, unless the failure to possess such licenses, authorizations, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, would not have, or reasonably be expected to have, a Material Adverse Effect; and except as described in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, neither the Company nor any of the Subsidiaries is in violation of, in default under or has received any notice regarding a possible violation, default or revocation of any such license, authorization, consent or approval or any federal, state, local or foreign law, regulation or rule or any decree, order or judgment applicable to the Company or any of the Subsidiaries the effect of which would have, or would reasonably be expected to have, a Material Adverse Effect.

(u)	All legal or governmental proceedings, contracts, leases or documents of a character required to be described in the Registration Statement, the Basic Prospectus or the Prospectus or to be filed as an exhibit to the Registration Statement have been so described in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus or filed as an exhibit to the Registration Statement as required (including incorporation by reference to filings made by the Company with the Commission).

(v)	Except as disclosed in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, there are no legal or governmental proceedings pending or threatened to which the Company or any of the Subsidiaries or any of their respective officers is a party or of which any of their respective properties is subject at law or in equity, or before or by any federal, state, local or foreign governmental or regulatory commission, which, if determined adversely to the Company or any of its Subsidiaries, could result in a judgment, decree or order which could reasonably be expected to have a Material Adverse Effect or prevent consummation of the transactions contemplated hereby.

(w)	The consolidated financial statements of the Company and its subsidiaries and the schedules thereto included or incorporated in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus present fairly in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates indicated and the consolidated results of operations and cash flows of the Company and its subsidiaries for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles as applied in the United States and on a consistent basis during the periods involved and in accordance with Regulation S-X promulgated by the Commission; the financial statement schedules included or incorporated by reference in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus fairly present in all material respects the information required to be shown therein; no other financial statements or schedules are required by Form S-3 or otherwise to be included in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus;

and all disclosures contained in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Act, to the extent applicable.

(x)	Subsequent to the respective dates as of which information is given in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, there has not been (i) any material adverse change in the business, properties or assets described or referred to in the Registration Statement, or the results of operations, condition (financial or otherwise), business or operations of the Company and the Subsidiaries, taken as a whole, whether or not arising in the ordinary course of business, or (ii) except as otherwise expressly disclosed in the Registration Statement, the Basic Prospectus and the Prospectus, (A) any transaction which is material to the Company or the Subsidiaries, taken as a whole, entered into by the Company or any of the Subsidiaries, (B) any obligation, direct or contingent, which is material to the Company and the Subsidiaries, incurred by the Company or the Subsidiaries, taken as a whole, except obligations incurred in the ordinary course of business, (C) any change in the capital stock or outstanding indebtedness of the Company or the Subsidiaries (other than shares of Common Stock issued upon the exercise of employee or director stock options and other than repayments and reborrowings under the Company’s revolving line of credit), (D) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company or (E) any other material information required to be publicly disclosed prior to the issuance of any Shares in accordance with the Exchange Act or the Exchange Act or the rules and regulations promulgated thereunder.

(y)	The Company has filed in a timely manner all reports required to be filed pursuant to Sections 13, 14, 15(d) of the Exchange Act during the preceding twelve calendar months and if during such period the Company has relied on Rule 12b-25(b) under the Exchange Act (“Rule 12b-25(b)”) with respect to a report or a portion of a report, that report or portion of a report has actually been filed within the time period prescribed by Rule 12b-25(b).

(z)	The Company is not and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, will not be an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(aa)	Except as disclosed in the Basic Prospectus and the Prospectus, there are no outstanding (i) securities or obligations of the Company or any of its Subsidiaries convertible into or exchangeable for any capital stock of the Company or any such Subsidiary, or (ii) warrants, rights or options to subscribe for or purchase from the Company or any such Subsidiary any such capital stock or any such convertible or exchangeable securities or obligations, or (iii) obligations of the Company or any such Subsidiary to issue any shares of capital stock, any such convertible or exchangeable securities or obligation, or any such warrants, rights or options.

(bb)	Each of the Company, the Subsidiaries, and each of their respective officers and directors has not taken, directly or indirectly, any action which is designed to or which has constituted or which might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(cc)	The Company (i) is not required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or the rules and regulations thereunder, and (ii) directly, or indirectly through one or more intermediaries, does not control any member firm of the NASD.

(dd)	No relationship, direct or indirect, exists between or among the Company or any of the Subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of the Subsidiaries, on the other hand, which is required by the Act to be described in the Registration Statement, the Basic Prospectus and the Prospectus that is not so described in such documents and in any Permitted Free Writing Prospectus.

(ee)	The Company and its Subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its Subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(ff)	The Company and its Subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including, but not limited to internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, there are no material weaknesses in the Company’s internal controls.

(gg)	Each of the Company and the Subsidiaries have filed on a timely basis all material federal, state, local and foreign income and franchise tax returns required to be filed through the date hereof and have paid all taxes shown as due thereon; and except as disclosed in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, no tax deficiency has been asserted against any such entity, nor does any such entity know of any tax deficiency which is likely to be asserted against any such entity which if, determined adversely to any such entity, could have a Material Adverse Effect; all tax liabilities are adequately provided for on the respective books of such entities.

(hh)	Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained, administered or contributed to by the Company or any of its affiliates for employees or former employees of the Company and its affiliates has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), except where the failure to be in compliance, individually or in the aggregate, would not have, or reasonably be expected to have, a Material Adverse Effect; no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption; and for each such plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no “accumulated funding deficiency” as defined in Section 412 of the Code has been incurred, whether or not waived, and the fair market value of the assets of each such plan (excluding for these purposes accrued but unpaid contributions) exceeds the present value of all benefits accrued under such plan determined using reasonable actuarial assumptions.

(ii)	No labor disturbance by or dispute with employees of the Company or any of its Subsidiaries exists or, to the best knowledge of the Company, is contemplated or threatened and the Company is not aware of any existing or imminent labor disturbance by, or dispute with, the employees of any of its or its Subsidiaries’ principal suppliers, contractors or customers, except as would not have a Material Adverse Effect.

(jj)	With respect to the offering(s) contemplated hereby, the Company has not offered shares of its Common Stock or any other securities convertible into or exchangeable or exercisable for shares of Common Stock in a manner in violation of the Act.

(kk)	Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or any of its Subsidiaries for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Shares.

(ll)	The Company and its Subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are adequate to protect the Company and its Subsidiaries and their respective businesses; and neither the Company nor any of its Subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

(mm)	No forward-looking statement (within the meaning of Section 27A of the Act and Section 21E of the Exchange Act) contained in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(nn)	Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus is not based on or derived from sources that are reliable and accurate in all material respects.

(oo)	There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

(pp)	The Company has paid the registration fee for this offering pursuant to Rule 456(b)(1) under the Act or will pay such fees within the time period required by such rule (without giving effect to the proviso therein) and in any event prior to the Closing Date.

(qq)	Any certificate signed by any officer of the Company or any Subsidiary delivered to JPMS or to counsel for JPMS pursuant to or in connection with this Agreement shall be deemed a representation and warranty by the Company to JPMS as to the matters covered thereby.

4. Certain Covenants of the Company. The Company hereby agrees with JPMS:

(a)	From the effective date of the Registration Statement until the date on which the Company receives written notice from JPMS that all of the Shares have been resold, before preparing, using, authorizing, approving, referring to or filing any Permitted Free Writing Prospectus and before amending or supplementing the Registration Statement, the Basic Prospectus or the Prospectus, or during any period of time in which a Prospectus relating to the Shares is required to be delivered under the Act, to furnish to JPMS a copy of each such proposed Permitted Free Writing Prospectus, amendment or supplement within a reasonable period of time before filing any such Permitted Free Writing Prospectus, amendment or supplement with the Commission and the Company will not prepare, use, authorize, approve, refer to or file any such Permitted Free Writing Prospectus or file any such proposed amendment or supplement to which JPMS reasonably objects.

(b)	To make no post-effective amendment or supplement to the Registration Statement, the Basic Prospectus or the Prospectus which shall have been disapproved by JPMS by notice in writing to the Company after notice thereof and reasonable opportunity to review and comment thereon.

(c)	To prepare a Prospectus Supplement, with respect to any Shares sold by JPMS pursuant to this Agreement in a form previously approved by JPMS and to file such Prospectus Supplement pursuant to, and within the time periods required by, Rule 424(b) and Rule 430A, 430B or 430C under the Act and to file any Permitted Free Writing Prospectus to the extent required by Rule 433 under the Act and to provide copies of the Prospectus and such Prospectus Supplement and each Permitted Free Writing Prospectus (to the extent not previously delivered) to JPMS via e-mail in “pdf” format on such filing date to an e-mail account designated in writing by JPMS and, at JPMS’s request, to also furnish copies of the Prospectus and such Prospectus Supplement to each exchange or market on which sales were effected as may be required by the rules or regulations of such exchange or market.

(d)	For so long as the delivery of a prospectus is required (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with the offering or sale of the Shares, to advise JPMS, promptly after the Company receives notice thereof, (i) of the time when any amendment to the Registration Statement has been filed or has become effective or any supplement to the Prospectus or any Permitted Free Writing Prospectus or any amended Prospectus has been filed with the Commission, (ii) the issuance by the Commission of any stop order or of any order preventing or suspending the use of any prospectus relating to the Shares or the initiation or threatening of any proceeding for that purpose or pursuant to Section 8A of the Act, (iii) the suspension of the qualification of the Shares for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, (iv) of any request by the Commission for the amendment of the Registration Statement or the amendment or supplementation of the Prospectus or for additional information (v) of the occurrence of any event within the Prospectus Delivery Period (as defined below) as a result of which the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances existing when the Basic Prospectus, the Prospectus or any such Permitted Free Writing Prospectus is delivered to a purchaser, not misleading; and (vi) of the receipt by the Company of any notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Act. As used herein, the term “Prospectus Delivery Period” means such period of time after the first date of the public offering of the Shares as in the opinion of counsel for JPMS a prospectus relating to the Shares is required by law to be delivered (or required to be delivered but for Rule 172 under the Act) in connection with sales of the Shares by JPMS.

(e)	In the event of the issuance of any such stop order or of any such order preventing or suspending the use of any such prospectus or suspending any such qualification, to use promptly its commercially reasonable efforts to obtain its withdrawal.

(f)	To furnish such information as may be required and otherwise to cooperate in qualifying the Shares for offering and sale under the securities or blue sky laws of such states as JPMS may reasonably designate and to maintain such qualifications in effect so long as required for the distribution of the Shares; provided that the Company shall not be required to qualify as a foreign corporation, become a dealer of securities, or become subject to taxation in, or to consent to the service of process under the laws of, any such state (except service of process with respect to the offering and sale of the Shares); and to promptly advise JPMS of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose.

(g)	To make available to JPMS at its offices in New York City, without charge, as soon as practicable after the Registration Statement becomes effective, and thereafter from time to time to furnish to JPMS, as many copies of the Prospectus and the Prospectus Supplement (or of the Prospectus or Prospectus Supplement as amended or supplemented if the Company shall have made any amendments or supplements thereto and documents incorporated by reference therein after the effective date of the Registration Statement) and each Permitted Free Writing Prospectus as JPMS may reasonably request for so long as the delivery of a prospectus is required (whether physically or through compliance with Rule 172 under the Act or any similar rule); and for so long as this Agreement is in effect, the Company will prepare and file promptly, subject to Section 4(b) hereof, such amendment or amendments to the Registration Statement, any Basic Prospectus, the Prospectus, the Prospectus Supplement or any Permitted Free Writing Prospectus as may be necessary to comply with the requirements of Section 10(a)(3) of the Act.

(h)	The Company will not, and will cause its Subsidiaries not to, take, directly or indirectly, any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(i)	Except as otherwise agreed between the Company and JPMS, to pay all costs, expenses, fees and taxes in connection with (i) the preparation and filing of the Registration Statement, any Basic Prospectus, the Prospectus, any Permitted Free Writing Prospectus, each Preliminary Prospectus, and any amendments or supplements thereto, and the printing and furnishing of copies of each thereof to JPMS and to dealers (including costs of mailing and shipment), (ii) the registration, issue and delivery of the Shares, (iii) the producing, word processing and/or printing of this Agreement, any powers of Attorney and any closing documents (including compilations thereof) and the reproduction and/or printing and furnishing of copies of each thereof to JPMS (including costs of mailing and shipment), (iv) the qualification of the Shares for offering and sale under state laws and the determination of their eligibility for investment under state law as aforesaid (including the reasonable legal fees and filing fees and other disbursements of counsel for JPMS in connection therewith) and the printing and furnishing of copies of any blue sky surveys or legal investment surveys to JPMS, (v) the listing of the Shares on the Exchange and any registration thereof under the Exchange Act, (vi) any filing for review of the public offering of the Shares by the NASD, (vii) the fees and disbursements of counsel to the Company and the fees and disbursements of counsel to JPMS in connection with the negotiation and completion of this Agreement (which shall include all matters required to be completed as conditions precedent to the parties agreeing to and executing the initial transaction hereunder) and (viii) the performance of the Company’s other obligations hereunder; provided that JPMS shall be responsible for any transfer taxes on resale of Shares by it, any costs and expenses associated with the sale and marketing of the Shares, and legal costs of JPMS other than as specifically provided above. The Company will pay the registration fees for this offering within the time period required by Rule 456(b)(i) under the Act prior to the Closing Date.

(j)	With respect to the offering(s) contemplated hereby, that the Company will not offer shares of its Common Stock or any other securities convertible into or exchangeable or exercisable for shares of Common Stock in a manner in violation of the Act; the Company will not distribute any offering material in connection with the offer and sale of the Shares, other than the Registration Statement, any

Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus and other materials permitted by the Act or the rules and regulations promulgated thereunder.

(k)	The Company will use its best efforts to cause the Shares to be listed on the Exchange.

(l)	The Company consents to JPMS trading in the Common Stock for JPMS’s own account and for the account of its clients at the same time as sales of the Shares occur pursuant to this Agreement.

(m)	Any obligation of JPMS to use its commercially reasonable efforts to sell the Shares shall be subject to the continuing accuracy of the representations and warranties of the Company herein, to the performance by the Company of its obligations hereunder and to the continuing satisfaction of the additional conditions specified in Sections 4 and 6 of this Agreement.

(n)	To use its best efforts to satisfy, or cause to be satisfied, the conditions set forth below in Section 5 on or in respect of each Settlement Date hereunder.

(o)	To advise JPMS promptly after it shall have received notice or obtain knowledge thereof, of any information or fact that would alter or affect any opinion, certificate, letter or other document provided to JPMS pursuant to this Agreement.

5. Execution of Agreement. JPMS’s obligation to execute this Agreement shall be subject to the satisfaction of the following conditions in connection with and on the intended date of the execution of this Agreement:

(a)	the Company shall have delivered to JPMS:

(i) an officer’s certificate signed by two of its executive officers certifying as to the matters set forth in Exhibit B hereto;

(ii) an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company, addressed to JPMS and dated the date of this Agreement, as to the matters set forth in Exhibit C hereto, with only such departures from such form as Morrison & Foerster LLP, counsel for JPMS, shall have approved;

(iii) a letter of Deloitte & Touche LLP, dated the date of this Agreement and addressed to JPMS, in a form reasonably satisfactory to JPMS and its counsel;

(iv) evidence reasonably satisfactory to JPMS and its counsel that the Registration Statement has become effective;

(v) evidence reasonably satisfactory to JPMS and its counsel that the Shares have been approved for listing on the Exchange, subject only to notice of issuance at or before the time of purchase on the relevant Sale Date;

(vi) resolutions duly adopted by the Company’s board of directors, and certified by an officer of the Company, authorizing the Company’s execution of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the issuance of the Shares; and

(vii) such other documents as JPMS shall reasonably request.

6. Conditions of JPMS’s Offers and Sales. JPMS’s offer and sale of Shares pursuant to this Agreement shall be subject to the satisfaction of the following conditions at the time each Transaction Notice is provided and at the time of closing on the Closing Date:

(a)	The representations and warranties on the part of the Company herein contained or contained in any certificate of an officer or officers of the Company delivered pursuant to the provisions hereof shall be true and correct in all respects; and the statements of the Company and its officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of such dates.

(b)	The Company shall have performed and observed its covenants and other obligations hereunder in all material respects.

(c)	From the date of delivery of the Transaction Notice until the relevant Settlement Date, trading in the Common Stock on the Exchange shall not have been suspended.

(d)	From the date of this Agreement, no event or condition of a type described in Section 3(x) hereof shall have occurred or shall exist, which event or condition is not described in any Permitted Free Writing Prospectus (excluding any amendment or supplement thereto) and the Prospectus (excluding any amendment or supplement thereto) and the effect of which in the judgment of JPMS makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Shares on the relevant Settlement Date on the terms and in the manner contemplated by this Agreement, any Permitted Free Writing Prospectus and the Prospectus.

(e)	Subsequent to the execution and delivery of this Agreement, (i) no downgrading shall have occurred in the rating accorded any securities of or guaranteed by the Company or any of its Subsidiaries by any “nationally recognized statistical rating organization”, as such term is defined by the Commission for purposes of Rule 436(g)(2) under the Act and (ii) no such organization shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its rating of any securities of or guaranteed by the Company or any of its Subsidiaries (other than an announcement with positive implications of a possible upgrading).

(f)	The Shares to be offered and sold pursuant to the Transaction Notice shall have been approved for listing on the Exchange.

(g)	No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the relevant Settlement Date, prevent the issuance or sale of the Shares; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the relevant Settlement Date, prevent the issuance or sale of the Shares.

(h)	JPMS shall have received on and as of the relevant Settlement Date satisfactory evidence of the good standing of the Company and its Subsidiaries in their respective jurisdictions of organization and their good standing as foreign entities in such other jurisdictions as JPMS may reasonably request, in each case in writing or any standard form of telecommunication from the appropriate Governmental Authorities of such jurisdictions.

(i)	The Company shall have furnished evidence reasonably satisfactory to JPMS and its counsel that the Registration Statement remains effective.

(j)	No amendment or supplement to the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus shall have been filed to which JPMS shall have objected in writing.

(k)	(i) No order suspending the effectiveness of the Registration Statement shall be in effect, and no proceeding for such purpose, pursuant to Rule 401(g)(2) or pursuant to Section 8A under the Act shall be pending before or threatened by the Commission; the Prospectus and each Permitted Free Writing Prospectus shall have been timely filed with the Commission under the Act (in the case of an Permitted Free Writing Prospectus, to the extent required by Rule 433 under the Act) and in accordance with Section 4(c) hereof; and all requests by the Commission for additional information shall have been complied with to the satisfaction of JPMS and no suspension of the qualification of the Shares for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes, will have occurred and be in effect at the time the Company accepts a Transaction Notice; and (ii) the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus shall not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading at the time the Company accepts a Transaction Notice.

(l)	By delivering a Transaction Notice, the Company shall be deemed to have affirmed the representations and warranties of the Company herein contained and contained in any certificate delivered to JPMS pursuant hereto are true and correct at the time of such acceptance, and given an undertaking that such representations and warranties will be true and correct on any Settlement Date, as though made at and as of each such time (it being understood that such representations and warranties shall relate to the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus as amended and supplemented to the time of such Transaction Notice); on each date during any period of time in which either a Transaction Notice is in effect or a Prospectus relating to the Shares is required to be delivered under the Act, the Company shall be deemed to affirm that the representations and warranties of the Company herein contained and contained in any certificate delivered to JPMS pursuant hereto are true and correct as though made at and as of each such time (it being understood that such representations and warranties shall related to the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus as amended and supplemented at and as of such time).

(m)	On or prior to the relevant Settlement, the Company shall have furnished to JPMS such further certificates and documents as JPMS may reasonably request.

7. Termination by JPMS. This Agreement and the obligations of JPMS hereunder may be terminated, in the sole and absolute discretion of JPMS, if at any time (i) any of the conditions specified in Section 5 shall not have been fulfilled when and as required by this Agreement to be fulfilled, or (ii) there has been since the respective dates as of which information is given in the Registration Statement, any material adverse change, or any development that is reasonably expected to cause a material adverse change, in or affecting the assets, operations, business or condition (financial or otherwise) of the Company, whether or not arising in the ordinary course of business, or (iii) there has since the date hereof occurred an outbreak or escalation of hostilities, any change in the financial markets or any other national or international calamity or crisis the effect of which, in the judgment of JPMS, is material and adverse and makes it impracticable or inadvisable to market or deliver the Shares or enforce contracts for the sale of the Shares, or (iv) trading in any securities of the Company has been suspended by the Commission or by the Exchange or if trading generally on the Exchange has been suspended (including automatic halt in trading pursuant to market-decline triggers other than those in which solely program trading is temporarily halted), or limitations on prices for trading (other than limitations on hours or numbers of days of trading) have been fixed, or maximum ranges for prices for securities have been required, by such Exchange or the NASD or by order of the Commission or any other governmental authority, or (v) any federal or state statute, regulation, rule or order of any court or other governmental authority has been enacted, published, decreed or otherwise promulgated which in the reasonable opinion of JPMS has a Material Adverse Effect or will have a Material Adverse Effect, or (vi) any action has been taken by any federal, state or local government or agency in respect of its monetary or fiscal affairs which in the reasonable opinion of JPMS has a material and adverse effect on the securities markets in the United States or (vii) a general moratorium on commercial banking activities has been declared by federal or New York authorities.

If JPMS elects to terminate this Agreement as provided in this Section 7, JPMS shall promptly notify the Company of such termination by telephone, promptly confirmed by facsimile stating in reasonable detail the basis therefore. If a Transaction Notice is pending at the time of termination, JPMS may declare such Transaction Notice void or may complete the sale of Shares as specified in the Transaction Notice, at JPMS’s sole discretion (to the extent doing so is permitted under applicable law and regulation).

If the offering or sale of the Shares, as contemplated by this Agreement, is not carried out by JPMS for any reason permitted under this Agreement or if such sale is not carried out because the Company shall be unable to comply in all material respects with any of the terms of this Agreement, the Company shall not be under any obligation or liability under this Agreement (except to the extent provided in Sections 4(i) and 8 hereof) and JPMS shall be under no obligation or liability to the Company under this Agreement (except to the extent provided in Section 11 hereof) or to one another hereunder.

JPMS may terminate this Agreement for any reason upon giving 30 days’ prior notice to the Company. Any such termination shall be without liability of any party to any other party except that the provisions of Section 8 hereof shall remain in full force and effect notwithstanding such termination.

8. Indemnity and Contribution.

(a)	The Company agrees to indemnify and hold harmless JPMS, its affiliates, directors and officers and each person, if any, who controls JPMS within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), that arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, not misleading, (ii) or any untrue statement or alleged untrue statement of a material fact contained in the Prospectus (or any amendment or supplement thereto), any Permitted Free Writing Prospectus (or any amendment or supplement thereto), or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to JPMS furnished to the Company in writing by JPMS expressly for use therein, it being understood and agreed that the only such information furnished by JPMS consists of the information described as such in subsection (b) below.

(b)	JPMS agrees to indemnify and hold harmless the Company, its directors, its officers who signed the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to JPMS furnished to the Company in writing by JPMS expressly for use in the Registration Statement, the Basic Prospectus, the

Prospectus (or any amendment or supplement thereto), any Permitted Free Writing Prospectus, it being understood and agreed upon that the only such information furnished by JPMS consists of the following information in the Prospectus furnished on behalf of JPMS: any material relationship described under the caption “Plan of Distribution”.

(c)	If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under this Section 8 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under this Section 8. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person (who shall not, without the consent of the Indemnified Person, be counsel to the Indemnifying Person) to represent the Indemnified Person in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary or (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be paid or reimbursed as they are incurred. Any such separate firm for JPMS, its affiliates, directors and officers and any control persons of JPMS shall be designated in writing by JPMS and any such separate firm for the Company, its directors, its officers who signed the Registration Statement and any control persons of the Company shall be designated in writing by the Company. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d)	If the indemnification provided for in paragraphs (a) and (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company, on the one hand, and JPMS, on the other, but also the relative fault of the Company, on the one hand, and JPMS, on the other, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and JPMS, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by JPMS, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)	The Company and JPMS agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with any such action or claim. Notwithstanding the provisions of this Section 8, in no event shall JPMS be required to contribute any amount in excess of the amount by which the total price at which the Shares sold by JPMS exceeds the amount of any damages that JPMS has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 9(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f)	The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.

9. Amendment of Confirmation. JPMS and the Company agree that Section 3.01(c)(ii) of the Confirmation is amended by deleting the entire text thereof and inserting the following in its place:

(ii) If the Purchaser elects to pay any Settlement Amount in Payment Shares, then on the Settlement Date, the Purchaser shall deliver to the Seller a number of Payment Shares equal to the quotient of (A) such Settlement Amount divided by (B) the Private Placement Price (determined in accordance with the Private Placement Procedures contained in Annex A hereto), unless the parties enter into a distribution agreement in form and substance satisfactory to the Seller (the “Distribution Agreement”), providing for the registered sale of the Payment Shares, in which case the number of Payment Shares shall equal the sum of the Initial Payment Shares and any Make-whole Payment Shares (a “Registered Net Settlement”). For purposes of a Registered Net Settlement, the following provisions shall apply:

(I) “Initial Payment Shares” shall be a number of Shares equal to the (x) Settlement Amount divided by (y) the Closing Price of the Shares on the Trading Day immediately preceding the Settlement Date;

(II) If, following the sale of all of the Initial Payment Shares or any Make-whole Payment Shares, the aggregate net proceeds from the sale of all Initial Payment Shares and any Make-whole Payment Shares that have then been sold under the Distribution Agreement (“Aggregate Net Proceeds”) is less than the Settlement Amount, the Purchaser shall deliver to the Seller, on the next Business Day (a “Make-whole Delivery Date”) a number of Shares (each such delivery, “Make-whole Payment Shares”) equal to (x) the excess of the Settlement Amount over such Aggregate Net Proceeds divided by (y) the Closing Price of the Shares on Trading Day immediately preceding such Make-whole Delivery Date;

(III) If, following the sale of all of the Initial Payment Shares or any Make-whole Payment Shares, the Aggregate Net Proceeds equal or exceed the Settlement Amount, the Seller is holding any unsold Initial Payment Shares or Make-whole Payment Shares, it shall promptly return such unsold Shares to the Purchaser and, notwithstanding anything herein to the contrary, the Payment Shares shall equal the total number of Shares that have been sold under the Distribution Agreement;

(IV) If the Aggregate Net Proceeds exceed the Settlement Amount, the Seller shall refund to the Purchaser an amount equal to such excess; and

(V) In calculating the net proceeds from the sale of any Payment Shares, there shall be deducted from such proceeds any amount equal to aggregate underwriting discount or commissions incurred by Seller in connection with the sale of such Payment Shares.

10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of communication, and if to JPMS, shall be sufficient in all respects if delivered to J.P. Morgan Securities Inc., 277 Park Avenue, New York, New York 10172, with separate copies to the attention of the Syndicate Desk, Facsimile No. (212) 622-0398, and if to the Company, shall be sufficient in all respects if delivered or sent to the Company at the offices of the Company at Health Net, Inc., 21650 Oxnard Street, Woodland Hills, California, 91367, Attn: General Counsel, with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, 300 S. Grand Ave, Los Angeles, California 90071, Attn: Gregg Noel. Notwithstanding the foregoing, Transaction Notices shall be delivered to the Company by facsimile at (818) 675-7570 and receipt confirmed by telephone at (818) 676-8865 and an acceptance of a Transaction Notice shall be delivered to JPMS by facsimile at (212) 622-0398, Attention: Lisa Hunt and Sudheer Tegulapalle and receipt confirmed by telephone to Lisa Hunt at (212) 622-7027 and, if she is unavailable, to Sudheer Tegulapalle at (212) 622-5451.

11. No Fiduciary Relationship. The Company acknowledges and agrees that JPMS is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Shares contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, JPMS is not advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and JPMS shall have no responsibility or liability to the Company with respect thereto. Any review by JPMS of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of JPMS and shall not be on behalf of the Company.

12. Adjustments for Stock Splits. The parties acknowledge and agree that all share related numbers contained in this Agreement and any Transaction Notice shall be adjusted to take into account any stock split effected with respect to the Shares.

13. Governing Law; Construction. This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement (“Claim”), directly or indirectly, shall be governed by, and construed in accordance with, the laws of the State of New York, other than rules governing choice of applicable law. The Section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement.

14. Submission to Jurisdiction. Except as set forth below, no Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have nonexclusive jurisdiction over the adjudication of such matters, and the Company consents to the jurisdiction of such courts and personal service with respect thereto. Each of JPMS and the Company, on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates, waives all right to trial by jury in any action, proceeding or counterclaim, whether based upon contract, tort or otherwise, in any way arising out of or relating to this Agreement. The Company agrees that a final judgment in any such action, proceeding or counterclaim brought in any such court shall be conclusive and binding upon the Company and may be enforced in any other courts in the jurisdiction of which the Company is or may be subject, by suit upon such judgment.

15. Parties in Interest. The Agreement herein set forth has been and is made solely for the benefit of JPMS and the Company and to the extent provided in Section 8 hereof the controlling persons, directors and officers referred to in such section, and their respective successors, assigns, heirs, personal representatives and executors and administrators. No other person, partnership, association or corporation (including a purchaser, as such purchaser, from JPMS) shall acquire or have any right under or by virtue of this Agreement.

16. Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

17. Successors and Assigns. This Agreement shall be binding upon JPMS and the Company and their successors and assigns and any successor or assign of any substantial portion of the Company’s and JPMS’s respective businesses and/or assets.

18. Survival. The respective indemnities, rights of contribution, representations, warranties and agreements of the Company and JPMS contained in this Agreement or made by or on behalf of the Company or JPMS pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of the Shares to JPMS and resale of the Shares by JPMS or any affiliated entity and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Company or JPMS.

19. Certain Defined Terms. For purposes of this Agreement, except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under Act.

20. Amendments or Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

21. Miscellaneous. JPMS, an indirect, wholly owned subsidiary of JPMorgan Chase & Co., is not a bank and is separate from any affiliated bank, including any U.S. branch or agency of JPMorgan Chase Bank. Because JPMS is a separately incorporated entity, it is solely responsible for its own contractual obligations and commitments, including obligations with respect to sales and purchases of securities. Securities sold, offered or recommended by JPMS are not deposits, are not insured by the Federal Deposit Insurance Corporation, are not guaranteed by a branch or agency of JPMorgan Chase Bank, and are not otherwise an obligation or responsibility of a branch or agency of JPMorgan Chase Bank.

A lending affiliate of JPMS may have lending relationships with issuers of securities underwritten or privately placed by JPMS. To the extent required under the securities laws,

prospectuses and other disclosure documents for securities underwritten or privately placed by JPMS will disclose the existence of any such lending relationships and whether the proceeds of the issue will be used to repay debts owed to affiliates of JPMS.

JPMS and one or more of its affiliates may make markets in the Common Stock or other securities of the Company, in connection with which they may buy and sell, as agent or principal, for long or short account, shares of Common Stock or other securities of the Company, at the same time that JPMS is acting as agent pursuant to this Agreement; provided that JPMS acknowledges and agrees that any such transactions are not being, and shall not be deemed to have been, undertaken at the request or direction of, or for the account of, the Company, and that the Company has and shall have no control over any decision by JPMS and its affiliates to enter into any such transactions.

If the foregoing correctly sets forth the understanding among the Company and JPMS, please so indicate in the space provided below for the purpose, whereupon this letter and your acceptance shall constitute a binding agreement between the Company and JPMS.

Very truly yours,

HEALTH NET, INC.

By:
Name:
Title:

Accepted and agreed to as of the
date first above written:

J.P. MORGAN SECURITIES INC.

By:
Name:
Title:

Exhibit A

[JPMS Letterhead]

                    , 200

Health Net, Inc.

21650 Oxnard Street

Woodland Hills, CA 91367

Attention:

VIA FACSIMILE

TRANSACTION NOTICE

Dear                     :

This Notice sets forth the terms of the agreement of J.P. Morgan Securities Inc. (“JPMS”) with Health Net, Inc., a Delaware corporation (the “Company”), relating the issuance of up to                      shares of the Company’s common stock, par value $0.001 per share, pursuant to the Distribution Agreement between the Company and JPMS, dated March     , 2007 (the “Agreement”). Unless otherwise defined below, capitalized terms defined in the Agreement shall have the same meanings when used herein.

By countersigning or otherwise indicating in writing the Company’s acceptance of this Notice (an “Acceptance”), the Company shall have agreed with JPMS to engage in the following transaction:

Date(s) on which Shares may be Sold:
(“Sale Date”)
Commissions:	[1% of the actual sales price of the Shares]
Manner in which Shares are to be Sold:	[Specify “at-the-market” or other method]

The transaction set forth in this Notice will not be binding on the Company or JPMS unless and until the Company delivers its Acceptance.

The transaction, if it becomes binding on the parties, shall be subject to all of the representations, warranties, covenants and other terms and conditions of the Agreement, except to the extent amended or modified hereby, all of which are expressly incorporated herein by reference. Each of the representations and warranties set forth in the Agreement shall be deemed to have been made at and as of the date of the Company’s Acceptance and on any Sale Date, the Closing Date and any Settlement Date.

If the foregoing conforms to your understanding of our agreement, please so indicate by providing your Acceptance in the manner contemplated by the Agreement.

Very truly yours, J.P. MORGAN SECURITIES INC.

By:
Name: Title:

ACCEPTED as of the date first above written

HEALTH NET, INC.

By:
Name: Title:

[Note: The Company’s Acceptance may also be evidenced by a separate written acceptance referencing this Notice and delivered in accordance with the Agreement]

Exhibit B

Officers’ Certificate

1.	The representations and warranties of the Company in the Agreement are true and correct in all material respects as of the date hereof as though made on and as of this date;

2.	The Company has performed all obligations and satisfied all conditions on its part to be performed or satisfied pursuant to the Agreement at or prior to the date hereof;

3.	The Company’s Registration Statement (File No. 333- ) under the Act become effective; no stop order suspending the effectiveness of such Registration Statement has been issued and no proceeding for that purpose has been initiated or threatened by the Commission; and all requests for additional information on the part of the Commission have been complied with; and

4.	Except as otherwise disclosed in writing to JPMS by the Company, subsequent to the respective dates as of which information is given in the Registration Statement, any Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, there has not been (i) any material adverse change, or any development involving a material adverse change, in the business, properties or assets described or referred to in the Registration Statement, or the results of operations, condition (financial or otherwise), business or operations of the Company and the Subsidiaries, whether or not arising in the ordinary course of business, or (ii) any transaction which is material to the Company or the Subsidiaries, entered into by the Company or any of the Subsidiaries, or (iii) any obligation, direct or contingent, which is material to the Company and the Subsidiaries, incurred by the Company or the Subsidiaries, except obligations incurred in the ordinary course of business, or (iv) any material change in the capital stock or outstanding indebtedness of the Company or the Subsidiaries, or (v) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company.

Exhibit C

FREE WRITING PROSPECTUSES

None.